Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-224193 and 333-215024) and Form S-8 (No. 333-191048, 333-219981, 333-222846, 333-225401, 333-229859 and 333-232039) of Marrone Bio Innovations, Inc. of our report dated November 14, 2019, relating to the consolidated financial statements of Pro Farm Technologies Oy, appearing in this current report on Form 8-K/A.

/s/ RSM US LLP

Davenport, Iowa

November 25, 2019